Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 17, 2014, accompanying the audited carve-out financial statements of the Vehicle Business of Beijer Electronics Inc. for the two years ended December 31, 2013,  included in this Current Report of Micronet Enertec Technologies, Inc. on Form 8-K/A filed on July 17, 2014. We hereby consent to the incorporation by reference of the said report in the registration statement of Micronet Enertec Technologies, Inc. on Form S-3 (File No. 333-196760) and in the related prospectus.

/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm
Tel Aviv, Israel
July 17, 2014